CONTACT:	Martin de Laureal Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES RECEIVES ANTICIPATED NASADAQ NOTICE RELATED TO LISTING STANDARDS

JEFFERSON, LA, October 26, 2005...Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that, as anticipated in its press release dated October 24, 2005, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Department on October 25, 2005 notifying the Company that because it filed its third quarter Form 10-Q prior to completion of the review by its independent registered accounting firm and without the certifications of its Chief Executive Officer and Chief Financial Officer, the Company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14). As a result, the Company’s Class A Common Stock is currently subject to delisting from the Nasdaq Stock Market.
The Company will request a hearing before a Nasdaq Listing Qualifications Panel in accordance with the Nasdaq Marketplace Rule 4800 Series to seek an extension of time to complete the filing and thereby regain compliance with the listing standard. The Company’s request for a hearing automatically suspends delisting of the Company’s stock pending the Panel’s decision. Hearings are typically held within 30-45 days of the request. The Company is optimistic that its request for an extension of time to comply will be granted, although no assurances can be given.
Pending the outcome of the hearing, commencing at the opening of business on October 27, 2005, the fifth character “E” will be appended to the Company’s trading symbol. Accordingly, the trading symbol for the Company’s Class A Common Stock will be changed from STEI to STEIE.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.